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                                                                     EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT
                                       OF
                          THE ARTICLES OF INCORPORATION
                                       OF
                        DIGITAL GENERATION SYSTEMS, INC.


Henry W. Donaldson and John B. Goodrich hereby certify as follows:

1. They are the duly elected, qualified and acting President and the Secretary, respectively, of Digital Generation Systems, Inc., a California corporation (the "Corporation").

2. Article III(A) of the Articles of Incorporation of the Corporation (the "Articles of Incorporation") is hereby amended to read as follows:

                  "(A) Classes of Stock. The Company is authorized to issue 55,000,000 shares of its capital stock, which are divided into two classes designated "Common Stock" and "Preferred Stock," respectively. The Company is authorized to issue 40,000,000 shares of Common Stock and 15,000,000 of Preferred Stock."

3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
         Section 902 and 903 of the General Corporation Law of California. The total number of outstanding shares of Common Stock of the Corporation entitled to vote with respect to the foregoing amendment of the Articles of Incorporation was 12,210,625 shares, and the total number of outstanding shares of Series A Convertible Preferred Stock of the Corporation entitled to vote with respect to the foregoing amendment to the Articles of Incorporation was 4,950,495 shares. The number of shares of Common Stock of the Corporation and the number of shares of Series A Convertible Preferred Stock of the Corporation voting in the favor of the foregoing amendment to the Articles of Incorporation equaled or exceeded the vote required. The percentage vote required to approve the foregoing amendment to the Articles of Incorporation was a majority of the outstanding shares of Common Stock of the Corporation, voting as a separate class and a majority of the outstanding shares of Series A Convertible Preferred Stock, voting as a separate class in accordance with Section 903(a)(1) of the General Corporation Law of California, and a majority of the outstanding shares of Common Stock of the Corporation and Series A Convertible Preferred Stock of the Corporation, voting together as a single class in accordance with
         Section 902(a) of the General Corporation Law of California and the applicable provisions of the Articles of Incorporation.


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         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.




San Francisco, California              /s/ HENRY W. DONALDSON
July 29, 1998                          -----------------------------------------
                                       Henry W. Donaldson
                                       President




Palo Alto, California                  /s/ JOHN B. GOODRICH
July 30, 1998                          -----------------------------------------
                                       John B. Goodrich
                                       Secretary



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